Exhibit 99.1

BurgerFi Reports Second Quarter 2023 Results

Conference Call Today, August 16, 2023, at 8:30 a.m. ET

FORT LAUDERDALE, FL – August 16, 2023 – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza and wings concept under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”) brand, today reported financial results for the second quarter ended July 3, 2023.

Highlights for the Second Quarter 2023
•Total revenue was $43.4 million in the second quarter 2023 compared to $45.3 million in the prior year period
◦Consolidated systemwide sales decreased to $70.7 million compared to $74.3 million in the prior period
◦Same-store sales growth of 1% at Anthony’s in the second quarter of 2023 compared to the prior period
◦Systemwide sales for BurgerFi decreased (9)% to $38.8 million in the second quarter compared to the prior period
◦Systemwide same-store sales decrease of (10)% at BurgerFi in the second quarter of 2023 compared to the prior period
•Opened three BurgerFi brand franchised restaurants in the second quarter, five BurgerFi franchised locations year to date, and expects to open an additional nine BurgerFi, including the first dual-brand franchise location.
•Hourly turnover declined significantly at both brands, with Anthony’s performing better than industry benchmarks, while BurgerFi made considerable progress and is on track to achieve similar improvements. Management turnover improved at BurgerFi, approaching industry benchmarks.
•Consolidated food, beverage and paper expense margin improved 330 basis points compared to the prior period
•Consolidated restaurant-level operating expenses increased 50 basis points compared to the prior period
•Net loss decreased to $6.0 million, or $(0.24) per diluted share, in the second quarter 2023 compared to net loss of $60.4 million or $(2.72) per diluted share compared to the prior period
•Adjusted EBITDA1 of $2.0 million in the second quarter 2023 compared to $2.6 million in the prior period

Management Commentary

Carl Bachmann, Chief Executive Officer of BurgerFi stated, “I am thrilled to have joined the BurgerFi organization because I believe both Anthony’s and BurgerFi are high quality brands with growth potential. My prior experience in turnaround situations at pizza and burger concepts has given me a deep understanding of how to help drive improvement and growth for these businesses. I plan to use the same proven and successful playbook here.”

Bachmann continued, “The Company’s quarterly performance is indicative as to why I am here today as the new CEO, providing what I believe is a significant opportunity for investors. So much so that I invested heavily into BFI equity when I started, so I am firmly aligned with our shareholders.

With only a little over a month on the job, there is no question we can do better, as the challenges both brands face are not new to the industry. To say that I have seen it all before and prevailed is not a stretch. Importantly, we are already experiencing better trends at Anthony’s, especially from our northern restaurant locations. As we progress into fall, we believe these positive trends will follow typical seasonality and spread to our southern restaurant locations as well. At BurgerFi, we have been focused on improving the products and customer experience, with several initiatives expected to reach stores during the second half of the year and directly address the biggest challenges the brand faces today. Some of these include launching a much-needed new crispy chicken and grilled chicken sandwiches and improving the milk shakes. In both instances, we currently run below industry average in terms of contribution, and combined should have a meaningful impact to topline. Perhaps the most important opportunity is in fixing the

Exhibit 99.1
french fries, which currently accounts for a large number of customer complaints and is as simple as changing processes in the kitchen. The bottom line is that we cannot accept performance like 2Q and are committed to driving better results for all of our stakeholders. While we have limited our comments on what we have in store to drive the turnaround today, we do expect to provide a more detailed and thoughtful update by third quarter earnings or earlier.“

Christopher Jones, Chief Financial Officer of BurgerFi, added, “Like Carl, I am thrilled to be joining the BurgerFi team, as I see great potential for the business and have confidence in Carl and the BurgerFi team to lead the company to increased profitability and investor returns. The path to improved profitability is not a complex one. It will require improved execution at the stores and from management along with improvements on cost controls. Rewarding success when it’s earned while also demanding accountability from all members of the team will be central to this effort. Carl mentioned we are already seeing some encouraging trends, as we are cautiously optimistic that restaurant level margins will improve going forward, as we expect food costs to remain a positive tail wind, at least for the third quarter and into the fourth. Additionally, we expect Store Labor and Corporate G&A to begin to improve throughout the remainder of the year, assuming the economy remains stable and trends in hourly turnover at both brands continue to improve. These trends are why we are maintaining our full year financial guidance, while also guiding towards the low end of the previously provided range. Importantly, with new leadership in place, we have also started to see growing interest from new and existing franchise partners as we look to unlock the value of the Anthony’s brand with a franchise program and reengage with the BurgerFi brand, all of which should lead to increases in topline growth.”

Second Quarter 2023 Key Metrics1 Summary

	Consolidated
	Quarter Ended		Six Months Ended
(in thousands, except for percentage data)	July 3, 2023	June 30 , 2022[2]	July 3, 2023	June 30 , 2022[2]
Systemwide Restaurant Sales	$70,683	$74,292	$144,128	$147,387
Systemwide Restaurant Sales Growth	(5)%	(2)%	(2)%	2%
Systemwide Restaurant Same-Store Sales Growth	(5)%	(3)%	(3)%	—%
Corporate-Owned Restaurant Sales	$40,808	$42,058	$84,117	$84,035
Corporate-Owned Restaurant Sales Growth	(3)%	5%	—%	9%
Corporate-Owned Restaurant Same-Store Sales Growth	(3)%	—%	(1)%	4%
Franchise Restaurant Sales	$29,875	$32,233	$60,010	$63,352
Franchise Restaurant Sales Growth	(7)%	(9)%	(5)%	(6)%
Franchise Restaurant Same-Store Sales Growth	(8)%	(7)%	(5)%	(5)%
Digital Channel % of Systemwide Sales	31%	35%	32%	36%

Exhibit 99.1

	Quarter Ended
	July 3, 2023		June 30, 2022
(in thousands, except for percentage data)	BurgerFi	Anthony's	BurgerFi	Anthony's2
Systemwide Restaurant Sales	$38,823	$31,860	$42,452	$31,840
Systemwide Restaurant Sales Growth	(9)%	—%	(4)%	2%
Systemwide Restaurant Same-Store Sales Growth	(10)%	1%	(9)%	3%
Corporate-Owned Restaurant Sales	$8,948	$31,860	$10,219	$31,840
Corporate-Owned Restaurant Sales Growth	(12)%	—%	17%	2%
Corporate-Owned Restaurant Same-Store Sales Growth	(15)%	1%	(14)%	3%
Franchise Restaurant Sales	$29,875	N/A	$32,233	N/A
Franchise Restaurant Sales Growth	(7)%	N/A	(9)%	N/A
Franchise Restaurant Same-Store Sales Growth	(8)%	N/A	(7)%	N/A
Digital Channel % of Systemwide Sales	31%	32%	34%	36%

	Six Months Ended
	July 3, 2023		June 30, 2022
(in thousands, except for percentage data)	BurgerFi	Anthony's	BurgerFi	Anthony's2
Systemwide Restaurant Sales	$79,123	$65,005	$83,012	$64,375
Systemwide Restaurant Sales Growth	(5)%	1%	(1)%	7%
Systemwide Restaurant Same-Store Sales Growth	(6)%	2%	(6)%	8%
Corporate-Owned Restaurant Sales	$19,112	$65,005	$19,660	$64,375
Corporate-Owned Restaurant Sales Growth	(3)%	1%	17%	7%
Corporate-Owned Restaurant Same-Store Sales Growth	(11)%	2%	(11)%	8%
Franchise Restaurant Sales	$60,010	N/A	$63,338	N/A
Franchise Restaurant Sales Growth	(5)%	N/A	(6)%	N/A
Franchise Restaurant Same-Store Sales Growth	(5)%	N/A	(8)%	N/A
Digital Channel % of Systemwide Sales	31%	33%	35%	37%

1.Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

2.Included within Systemwide Restaurant Sales Growth, Systemwide Restaurant Same-Store Sales Growth, Corporate-Owned Restaurant Sales Growth and Corporate-Owned Restaurant Same-Store Sales Growth data presented above is information for Anthony's for the respective periods in 2021 which is presented only for informational purposes as Anthony's was not under common ownership until November 2021, the date of acquisition.

Second Quarter 2023 Financial Results

Total revenue in the second quarter of 2023 decreased 4% to $43.4 million compared to $45.3 million in the year-ago quarter, primarily driven by a decrease in same-store sales at BurgerFi partially offset by the additional revenue from new restaurants opened during the period and an increase in same-store sales at Anthony’s. For the BurgerFi brand, same-store sales decreased (15)% and (8)% in corporate-owned and franchised locations, respectively. For the Anthony’s brand, same-store sales for the second quarter increased 1% over the prior year period.

Restaurant-level operating expenses for the second quarter of 2023 were $35.2 million compared to $36.2 million in the second quarter of 2022. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 500 basis points for the second quarter of 2023, compared to the second quarter of 2022, primarily due to lower leverage on sales. For the Anthony's brand, restaurant-level operating expenses, as a percentage

Exhibit 99.1
of sales, improved 60 basis points for the second quarter of 2023, compared to the second quarter of 2022, driven primarily by lower food, beverage and paper costs coupled with a slight increase in same-store sales.

Net loss in the second quarter was $6.0 million compared to a net loss of $60.4 million in the year-ago quarter, primarily due to reduced impairment charges, lower general and administrative expenses, lower depreciation and amortization expenses, offset by higher restructuring costs and loss on change in value of warrant liability.

Adjusted EBITDA in the second quarter of 2023 decreased $0.6 million to $2.0 million compared to $2.6 million in the second quarter of 2022, driven by lost leverage on sales at BurgerFi partially offset by higher same-store sales and lower food costs at Anthony’s. See the definition of Adjusted EBITDA, a financial measure that is a non-generally accepted accounting principle in the United States (“GAAP”), and the reconciliation to the most comparable GAAP measure below.

Restaurant Development

As of July 3, 2023, the Company operated and franchised 174 total restaurants of which 114 were BurgerFi (27 corporate-owned and 87 franchised) and 60 were corporate-owned Anthony’s. During the second quarter 2023, there were three franchised BurgerFi restaurants opened, and one franchise closure.

Year to date, BurgerFi opened five franchised locations with an additional four franchised locations expected by third quarter end. For the third quarter to date, the Company closed two underperforming corporate stores, one Anthony’s and one BurgerFi store, as we align our geographic footprint to better serve our customers.

2023 Outlook

Management is updating its outlook for the fiscal year 2023:

Management now believes that it will come in at the low end of the previous stated guidance.

•Annual revenues of $175-180 million
•Consolidated low single-digit same-store sales growth for corporate-owned locations
•15-20 new franchised restaurants, including one new Anthony's
•Adjusted EBITDA of $10-12 million
•Capital expenditures of approximately $2 million

Conference Call

The Company will hold a conference call today, August 16, 2023, at 8:30 a.m. Eastern time to discuss its second quarter 2023 results.

Date: Wednesday, August 16, 2023
Time: 8:30 a.m. Eastern time
Toll-free dial-in number: 1-833-816-1403
International dial-in number: (412) 317-0496
Conference ID: 10181664

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Exhibit 99.1
Key Metrics Definitions

The following definitions apply to the terms listed below:

“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned store sales performance. Systemwide Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens, and corporate-owned restaurants after 14 months of operations. See definition below for “Same-Store Sales”.

“Corporate-Owned Restaurant Sales” represent the sales generated only by corporate-owned restaurants. Corporate-Owned Restaurant Sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-Owned Restaurant Same-Store Sales growth refers to the percentage change in sales at all corporate-owned restaurants after 14 months of operations. These measures highlight the performance of existing corporate-owned restaurants.

“Franchise Restaurant Sales” represent the sales generated only by franchisee-owned restaurants and are not recorded as revenue, however, the royalties based on a percentage of these franchise restaurant sales are recorded as revenue. Franchise Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants in one period from the same period in the prior year. Franchise Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants after 14 months of operations. These measures highlight the performance of existing franchised restaurants.

“Same-Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of Same-Store Sales after 14 months of operations. A restaurant which is temporarily closed, is included in the Same-Store Sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the Same-Store Sales computation. Our calculation of Same-Store Sales may not be comparable to others in the industry.

“Digital Channel” % of systemwide sales is used to measure performance of our investments made in our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for the Company as compared to some of our competitors. Digital Channel as percentages of Systemwide Restaurant Sales are indicative of the sales placed through our digital platforms and the percentage of those digital sales when compared to total sales at all our franchised and corporate-owned restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net loss before goodwill impairment, lease termination recovery, share-based compensation expense, depreciation and amortization expense, interest expense (which includes accretion on the value of preferred stock and interest accretion on related party note), restructuring costs, merger, acquisition and integration costs, legal settlements, store closure costs, loss (gain) on change in value of warrant liability, income tax expense (benefit) and (gain) loss on sale of assets.

Unless otherwise stated, Systemwide Restaurant Sales, Systemwide Sales growth, and Same-Store Sales are presented on a systemwide basis, which means they include franchise restaurants and company-owned restaurants. Franchise restaurant sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and brand royalty revenues are calculated based on a percentage of franchise sales.

Exhibit 99.1
About BurgerFi International (Nasdaq: BFI, BFIIW)

BurgerFi International, Inc. is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi International is the owner and franchisor of the two following brands with a combined 174 locations.

BurgerFi. BurgerFi is among the nation’s fast-casual better burger concepts with 114 BurgerFi restaurants (87 franchised and 27 corporate-owned) as of July 3, 2023. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high-quality Wagyu Beef Blend Burgers, Antibiotic and Cage-Free Chicken offerings, Hand-Cut Sides, and Frozen Custard Shakes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival and “Best Fast Food Burger” in USA Today’s 10Best 2023 Readers’ Choice Awards for its BBQ Rodeo Burger, "Best Fast Casual Restaurant" in USA Today's 10Best 2023 Readers' Choice Awards for the third consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Reports awarded BurgerFi an “A Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 60 corporate-owned casual restaurant locations, as of July 3, 2023. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal-fired oven with menu offerings including “well-done” pizza, coal-fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of this non-GAAP financial measure. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

A reconciliation of Adjusted EBITDA guidance is not being provided due to the nature of this forward-looking non-GAAP measure containing certain elements that are impractical to predict given their market-based nature, such as share-based compensation expense and gain and losses on change in value of warrant liabilities, without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information, nor can we accurately predict all of the components of the applicable non-GAAP financial measure and reconciling adjustments thereto; accordingly, guidance for the corresponding GAAP measure may be materially different than guidance for the non-GAAP

Exhibit 99.1
measure. Such forward looking information is also subject to uncertainty and various risks, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, liquidity, prospects or financial results, long-term opportunities, executing on growth and improvement strategies, new franchise opportunities, increased revenue, liquidity, improved operating margins in both brands, improved labor trends,, seasonality trends, product improvements, including new products and services, store opening plans, and expectations regarding adjusted EBITDA in 2023, as well as statements set forth under the section titled “2023 Outlook” above. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended January 2, 2023, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to continue to access liquidity from our credit agreement and remain compliant with financial covenants therein, as well as to successfully realize the expected benefits of the acquisition of Anthony’s or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:
ICR
Michelle Michalski
IR-BFI@icrinc.com
646-277-1224

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
Ink Link Marketing
Kim Miller
Kmiller@inklinkmarketing.com

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Balance Sheets

	Unaudited
(in thousands, except for per share data)	July 3, 2023	January 2, 2023
Assets
Current Assets
Cash	$10,711	$11,917
Accounts receivable, net	1,457	1,926
Inventory	1,438	1,320
Assets held for sale	1,527	732
Prepaid expenses and other current assets	1,525	2,564
Total Current Assets	$16,658	$18,459
Property & equipment, net	18,247	19,371
Operating right-of-use assets, net	45,565	45,741
Goodwill	31,621	31,621
Intangible assets, net	155,213	160,208
Other assets	971	1,380
Total Assets	$268,275	$276,780
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable - trade and other	$7,723	$8,464
Accrued expenses	8,381	10,589
Short-term operating lease liability	12,274	9,924
Short-term borrowings, including finance leases	3,485	4,985
Other current liabilities	2,842	6,241
Total Current Liabilities	$34,705	$40,203
Non-Current Liabilities
Long-term borrowings, including finance leases	49,786	53,794
Redeemable preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,120,000 shares issued and outstanding as of July 3, 2023 and January 2, 2023, $53 million principal redemption value, respectively	53,482	51,418
Long-term operating lease liability	40,889	40,748
Related party note payable	14,412	9,235
Deferred income taxes	1,223	1,223
Other non-current liabilities	1,330	1,212
Total Liabilities	$195,827	$197,833
Stockholders' Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized, 26,724,218, and 21,303,500 shares issued and outstanding as of July 3, 2023 and January 2, 2023, respectively	2	2
Additional paid-in capital	314,749	306,096
Accumulated deficit	(242,303)	(227,151)
Total Stockholders' Equity	$72,448	$78,947
Total Liabilities and Stockholders' Equity	$268,275	$276,780

Exhibit 99.1
BurgerFi International Inc., and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended		Six Months Ended
(in thousands, except for per share data)	July 3, 2023	June 30, 2022	July 3, 2023	June 30, 2022
Revenue
Restaurant sales	$40,808	$42,236	$84,124	84,592
Royalty and other fees	2,190	2,611	4,160	4,714
Royalty - brand development and co-op	429	451	870	922
Franchise Fees	—	—	—	—
Total Revenue	$43,427	$45,298	$89,154	$90,228
Restaurant level operating expenses:
Food, beverage and paper costs	10,772	12,545	22,382	25,352
Labor and related expenses	12,699	12,328	25,916	24,910
Other operating expenses	7,760	7,421	15,216	14,613
Occupancy and related expenses	3,930	3,890	7,763	7,725
General and administrative expenses	5,812	7,406	12,388	13,432
Depreciation and amortization expense	3,295	4,730	6,522	9,174
Share-based compensation expense	556	909	5,230	8,285
Brand development, co-op and advertising expenses	933	1,126	2,029	1,839
Goodwill and intangible asset impairment	—	55,168	—	55,168
Restructuring costs and other charges, net	1,135	52	2,174	1,040
Total Operating Expenses	$46,892	$105,575	$99,620	$161,538
Operating Loss	(3,465)	(60,277)	(10,466)	(71,310)
Interest expense, net	(2,211)	(2,246)	(4,289)	(4,317)
(Loss) gain on change in value of warrant liability	(318)	1,858	(391)	1,324
Other loss	(5)	(47)	(5)	(80)
Loss before income taxes	$(5,999)	$(60,712)	$(15,151)	$(74,383)
Income tax (expense) benefit	(2)	335	(2)	447
Net loss	$(6,001)	$(60,377)	$(15,153)	$(73,936)
Weighted average common shares outstanding:
Basic	24,891,449	22,214,628	24,216,199	22,089,799
Diluted	24,891,449	22,214,628	24,216,199	22,089,799

Net loss per common share:
Basic	$(0.24)	$(2.72)	$(0.63)	$(3.35)
Diluted	$(0.24)	$(2.72)	$(0.63)	$(3.35)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Quarter Ended
	Consolidated		BurgerFi		Anthony's
(in thousands)	July 3, 2023	June 30, 2022	July 3, 2023	June 30, 2022	July 3, 2023	June 30, 2022
Revenue by Segment	$43,427	$45,298	$11,567	$13,458	$31,860	$31,840

Adjusted EBITDA Reconciliation by Segment:
Net loss	$(6,001)	$(60,377)	$(5,159)	$(21,726)	$(842)	$(38,651)
Goodwill impairment	—	55,168	—	17,505	—	37,663
Lease termination recovery	(42)	—	(42)		—	—
Share-based compensation expense	556	909	529	909	27	—
Depreciation and amortization expense	3,295	4,730	2,147	2,616	1,148	2,114
Interest expense	2,211	2,246	1,004	992	1,207	1,254
Restructuring costs	1,127	—	413	—	714	—
Merger, acquisition and integration costs	299	1,893	234	1,846	65	47
Legal settlements	228	187	225	187	3	—
Store closure costs	50	52	9	52	41	—
Loss (gain) on change in value of warrant liability	318	(1,858)	318	(1,858)	—	—
(Gain) loss on sale of assets	(10)	—	(6)	—	(4)	—
Income tax expense (benefit)	2	(335)	—	(341)	2	6
Adjusted EBITDA	$2,033	$2,615	$(328)	$182	$2,361	$2,433

Exhibit 99.1
BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Six Months Ended
	Consolidated		BurgerFi		Anthony's
(in thousands)	July 3, 2023	June 30, 2022	July 3, 2023	June 30, 2022	July 3, 2023	June 30, 2022
Revenue by Segment	$89,154	$90,231	$24,148	$25,854	65,005	$64,377

Adjusted EBITDA Reconciliation by Segment:
Net loss	$(15,153)	$(73,938)	(14,757)	$(34,687)	$(396)	$(39,251)
Goodwill impairment	—	55,168	—	17,505	—	37,663
Lease termination recovery	(42)	—	(42)		—	—
Employee retention credits	—	—	—	—		—
Share-based compensation expense	5,230	8,285	5,203	8,285	27	—
Depreciation and amortization expense	6,522	9,174	4,237	5,123	2,285	4,051
Interest expense	4,289	4,318	1,922	1,957	2,367	2,361
Restructuring costs	2,044	—	1,078	—	966	—
Merger, acquisition and integration costs	627	2,304	562	2,191	65	113
Legal settlements	510	312	507	312	3	—
Store closure costs	171	566	74	586	97	(20)
Loss (gain) on change in value of warrant liability	391	(1,324)	391	(1,324)	—	—
Pre-opening costs	—	474	—	474	—	—
Income tax expense (benefit)	2	(447)	—	(451)	2	4
(Gain) loss on sale of assets	(10)	—	(6)	—	(4)	—
Adjusted EBITDA	$4,581	$4,892	$(831)	$(29)	$5,412	$4,921

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended				Six Months Ended
	July 3, 2023		June 30, 2022		July 3, 2023		June 30, 2022
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$40,808	100.0%	$42,236	100.0%	$84,124	100.0%	$84,592	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	10,772	26.4%	12,545	29.7%	22,382	26.6%	25,352	30.0%
Labor and related expenses	12,699	31.1%	12,328	29.2%	25,916	30.8%	24,910	29.4%
Other operating expenses	7,760	19.0%	7,421	17.6%	15,216	18.1%	14,613	17.3%
Occupancy and related expenses	3,930	9.6%	3,890	9.2%	7,763	9.2%	7,725	9.1%
Total	$35,161	86.2%	$36,184	85.7%	$71,277	84.7%	$72,600	85.8%

Exhibit 99.1
Anthony’s Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended				Six Months Ended
	July 3, 2023		June 30, 2022		July 3, 2023		June 30, 2022
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$31,860	100.0%	$31,840	100.0%	$65,005	100.0%	$64,375	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	8,076	25.3%	9,133	28.7%	16,738	25.7%	18,910	29.4%
Labor and related expenses	9,849	30.9%	9,426	29.6%	20,089	30.9%	19,259	29.9%
Other operating expenses	5,759	18.1%	5,313	16.7%	11,128	17.1%	10,562	16.4%
Occupancy and related expenses	3,003	9.4%	2,988	9.4%	5,957	9.2%	5,860	9.1%
Total	$26,687	83.8%	$26,860	84.4%	$53,912	82.9%	$54,591	84.8%

BurgerFi Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended				Six Months Ended
	July 3, 2023		June 30, 2022		July 3, 2023		June 30, 2022
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$8,948	100.0%	$10,396	100.0%	$19,119	100.0%	$20,217	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	2,696	30.1%	3,412	32.8%	5,644	29.5%	6,442	31.9%
Labor and related expenses	2,851	31.9%	2,902	27.9%	5,827	30.5%	5,651	28.0%
Other operating expenses	2,001	22.4%	2,108	20.3%	4,088	21.4%	4,051	20.0%
Occupancy and related expenses	927	10.4%	902	8.7%	1,807	9.5%	1,865	9.2%
Total	$8,475	94.7%	$9,324	89.7%	$17,366	90.8%	$18,009	89.1%

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Segment Unit Counts

	Quarter Ended			Six Months Ended
	July 3, 2023			July 3, 2023
	Corporate-owned	Franchised	Total	Corporate-owned	Franchised	Total
Total BurgerFi and Anthony's brands	87	87	174	87	87	174

BurgerFi stores, beginning of the period	27	85	112	25	89	114
BurgerFi stores opened	—	3	3	—	5	5
BurgerFi stores acquired / (transferred)	—	—	—	2	(2)	—
BurgerFi stores closed	—	(1)	(1)	—	(5)	(5)
BurgerFi total stores, end of the period	27	87	114	27	87	114

Anthony's stores, beginning of period	60	—	60	60	—	60
Anthony's stores closed	—	—	—	—	—	—
Anthony's total stores, end of the period	60	—	60	60	—	60